                                                                    EXHIBIT 10.1

                             EXPLORATION AGREEMENT

                                    BETWEEN

                           ZYDECO EXPLORATION, INC.

                                      AND

                                FX ENERGY, INC.

                                     DATED

                                 APRIL 4, 1996

                             EXPLORATION AGREEMENT

                                     INDEX



1.   USE OF THE SEISMIC FUNDS..............................................  2

2.   SEISMIC FUNDS.........................................................  3

3.   EXCESS SEISMIC COSTS DUE TO TURNKEY CONTRACTS.........................  4

4.   DAMAGES TO THE STATE OF LOUISIANA UNDER THE EXCLUSIVE SEISMIC PERMIT..  4

5.   DISCONTINUANCE OF SEISMIC FUND PAYMENTS...............................  4

6.   PROSPECTS.............................................................  6

7.   PROSPECT DEVELOPMENT..................................................  6

9.   PROSPECT TEST WELL....................................................  8

10.  NON-PROPOSING PARTY'S ELECTION TO PARTICIPATE.........................  8

11.  ZEI'S OBLIGATIONS.....................................................  9

12.  ACCOUNTING OF SEISMIC FUNDS...........................................  9

13.  RECORD TITLE.......................................................... 10

14.  AREA OF MUTUAL INTEREST............................................... 10

15.  SEISMIC DATA.......................................................... 11

16.  GENERAL PROVISIONS.................................................... 12

                             EXPLORATION AGREEMENT


     This Exploration Agreement is made and entered into this 4th day of April, 1996, by and between Zydeco Exploration, Inc. ("ZEI") and FX Energy, Inc. ("FX").

                             W I T N E S S E T H :

     WHEREAS, ZEI has considerable expertise in exploration and production activities in the formerly seismically-blind trends of southern Louisiana; and

     WHEREAS, ZEI utilizes advanced seismic imaging and comprehensive well log analysis and integration to identify new drilling opportunities in an attempt to minimize the risk in each of the prospects so identified; and

     WHEREAS, FX desires to acquire and explore for oil and gas reserves in the on- and off-shore area of coastal Louisiana; and

     WHEREAS, FX and ZEI desire to work together to generate, develop, and exploit oil and gas exploration prospects in the coastal Louisiana area; and

     WHEREAS, the parties desire to establish an area of mutual interest within which to develop exploration and drilling prospects to be shared by them; and

     WHEREAS, the parties desire to delegate to ZEI the responsibility of managing the acquisition of seismic options and/or permits, managing the acquisition, processing, and reprocessing of seismic data, identifying potential prospects, acquiring leases and farmouts, interpreting geological and geophysical data, making drilling recommendations, and managing the exploration process, including selecting and monitoring a production operator, or alternately, acting itself as production operator; and

     WHEREAS, ZEI will contribute to the exploration program for costs a State of Louisiana exclusive seismic survey permit obtained at the State of Louisiana tender on February 14, 1996 (the "Exclusive Seismic Permit"), a copy of which is attached hereto as Exhibit "A," and all overhead costs associated with the development and interpretation of drillable prospects except for the costs of processing and re-processing seismic data and well logs; and

     WHEREAS, FX will pay 100% of Seismic Costs, as hereafter defined, up to $13,500,000 and 50% of Seismic Costs thereafter; and

     WHEREAS, the parties memorialize their undertakings pursuant to the terms hereinafter set forth;

     NOW, THEREFORE, in consideration of the foregoing, and of the mutual and dependent covenants hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.   USE OF THE SEISMIC FUNDS
     ------------------------

     ZEI shall obtain seismic data (the "Program Data") covering the lands depicted on Exhibit "B" and modified by Exhibit "B-1" (the "Initial Prospect Lands") using funds ("Seismic Funds") contributed by FX, subject to the understanding that should Seismic Costs, as defined herein, exceed $13,500,000 (the "Target Costs"), ZEI and FX shall jointly bear all Seismic Costs in excess of Target Costs. The Seismic Funds shall be advanced by FX according to the schedule described in Section 2.

     The Seismic Funds shall be applied by ZEI as follows:

          a. To ZEI as reimbursement for the expenses, including bonus, incurred to date in acquisition of the Exclusive Seismic Permit; then

          b. toward costs incurred by ZEI in acquiring and processing Program Data, including:

               i. acquisition of proprietary seismic data, including, without limitation, the seismic data required under the Exclusive Seismic Permit, including quality control expenses and feasibility tests prior to commencement of acquisition of seismic data;

               ii.  obtaining permits to acquire seismic data;

               iii. payments for options to obtain seismic data, and out of pocket costs incident thereto, including the state permit for 51,350 acres, (to the extent such permit is not reimbursed under the other provisions hereof);

               iv.  seismic processing and reprocessing costs;

               v.   licensing of seismic data owned by third parties;

               vi. third party legal and professional expenses relating to the Exclusive Seismic Permit, or the acquisition or processing of Program Data;

               vii. weather insurance, as applicable for non-turnkey agreements;

               viii. turnkey contracts;

               ix. damages paid by ZEI to landowners for damages to lands or possessions;

               x. the cost of legal defense, judgments, and settlements relating to any claim or cause of action brought by a land or mineral owner relating to or arising out of the acquisition of seismic data hereunder;

               xi. the cost of transmission or transportation of data from field to office and insurance costs associated therewith;

               xii. any other third party expense reasonably incurred by ZEI in connection with the items enumerated under this Section.

          c. toward costs incurred by ZEI in acquiring permits, options to lease lands within the AMI, and leases of lands within the AMI when necessary including:

               i.    bonus and other payments made to parties for such options;

               ii. out-of-pocket costs incurred by ZEI in obtaining such options, e.g., landman costs, broker expenses, abstract charges, etc.;

               iii. third party legal, accounting, and professional expenses incurred in obtaining such options, both in examination of title and in negotiating options;

               iv. any other third party expense reasonably incurred by ZEI in connection with the items enumerated under this Section.

     The term "Seismic Costs" shall include all items referred to in this
     Section 1.

2.   SEISMIC FUNDS
     -------------

     FX shall pay the Seismic Funds to ZEI for deposit in the segregated account described in Section 12.a on the following schedule.

          DATE             AMOUNT
          ----             ------

          1996-05-15    $3,000,000.00

          1996-06-30     1,000,000.00

          1996-07-30     1,000,000.00

          1996-08-30     1,000,000.00

          1996-09-30     2,000,000.00

          1996-10-30     1,000,000.00

          1996-11-30     1,000,000.00

          1996-12-30     1,000,000.00

          1997-01-30     1,000,000.00

          1997-02-28     1,500,000.00

     Should FX fail to make the initial advance by May 15, 1996, this agreement shall terminate and be of no further force or effect.


3.   EXCESS SEISMIC COSTS DUE TO TURNKEY CONTRACTS
     ---------------------------------------------

     The parties anticipate that ZEI may enter into one or more turnkey contracts. The parties estimate that the premium required for turnkey contracts may bring total Seismic Costs to $15,000,000. Should turnkey costs cause Seismic Costs to exceed the Target Costs, the parties agree:

          (i) In lieu of FX bearing 100% of Seismic Costs up to $13,500,000, FX shall bear 100% of Seismic Costs up to $13,000,000.

          (ii) FX and ZEI shall bear Seismic Costs between $13,000,000 and $15,000,000 equally; and

          (iii) Any Seismic Costs in excess of $15,000,000 shall be borne equally.


4.   DAMAGES TO THE STATE OF LOUISIANA UNDER THE EXCLUSIVE SEISMIC PERMIT
     --------------------------------------------------------------------

     The Exclusive Seismic Permit requires the payment of liquidated and other damages in certain situations. Should such be required, the parties agree that such damages shall be borne equally by FX and ZEI.


5.   DISCONTINUANCE OF SEISMIC FUND PAYMENTS
     ---------------------------------------

            a. Should FX fail to make a Seismic Fund payment within thirty days of the date due (a "Discontinuance"), the parties shall proceed as follows:

               i. The obligation of FX to make additional Seismic Fund payments shall terminate, as well as the right of FX to make such payments.

               ii. ZEI shall, individually, or with the cooperation or assistance of one or more companies, complete acquiring or processing Program Data; provided however, it shall incur no liability to FX for failing to do so.

               iii. At such time as ZEI acquires an interest in a lease
                    covering a portion of the Initial Prospect Lands (which may be acquired by direct lease, assignment from an existing lease, or acquiring a farmout), ZEI shall determine the aggregate amount of Seismic Costs incurred to that date.

               iv. FX shall be entitled to a prospect ownership interest (the "FX Prospect Interest") which, expressed as a percentage, is equal to the Seismic Funds FX paid divided by twice the total Seismic Funds expended. Thus a contribution of $3.0 of Seismic Funds by FX when total Seismic Costs were $12.0 million entitle FX to a FX Prospect Interest equal to 12.5%.

            b. Where ZEI itself, following a Discontinuance, contributes funds that otherwise would be provided by FX under the terms hereof, ZEI shall be entitled to receive back such funds, together with interest thereon at the prime interest rate, from revenues attributable to the FX Prospect Interest (including, without limitation, any working interest or overriding royalty interest revenues from production or front end proceeds attributable to such interest when owned by FX under the applicable operating agreement or proceeds from the sale or license of seismic data).

          c. Subject to the provision immediately below, if a Discontinuance occurs, and ZEI does not itself fund the deficient Seismic Costs, ZEI may sell, trade, farm-out, lease, sublease or otherwise trade (collectively, a "Trade") the aggregate (i.e., both that of ZEI and FX) prospect interests to any party on arms' length terms. For this purpose the aggregate prospect interests includes all seismic data acquired hereunder, and revenues from a Trade include seismic data sale or license proceeds. Any revenues accruing from a Trade shall be applied toward the cost of completing the project contemplated hereunder.

          d. Should ZEI do a Trade and FX have funded $8,000,000 or more prior to the Discontinuance, then the parties shall treat FX as having earned a vested prospect ownership interest of 25%, which shall be treated under the applicable operating agreement and not subject to any Trade, and any revenues from a Trade, which would in this instance cover a 75% prospect ownership interest, shall be shared 33-1/3% by FX and 66-2/3% by ZEI.


6.   PROSPECTS
     ---------

     As used herein, "prospect" shall mean a block of acreage suitable for exploration, including leasehold, operating, nonoperating, mineral and royalty interests, licenses, permits, and contract rights relating thereto.

     Upon acquisition of the Program Data, ZEI shall evaluate such data for prospects. Prospects found during the initial review of such seismic data are hereinafter referred to as the "Prospects."


7.   PROSPECT DEVELOPMENT
     --------------------

          a.   Prospect Preparation

          ZEI will prepare the Prospects for evaluation, which shall include, among other things, the following:

               i. examination of land and lease titles to determine lands and leases available for lease or farmout;

               ii. leasing of lands within the Prospect perimeters, and, where such lands are under lease, acquiring farmouts;

               iii. geological and geophysical interpretation;

               iv.  mapping; and

               v.   permitting.

          b.   Operating Agreement for Prospects

          Each Prospect will be drilled and operated under an operating agreement in the form of that attached hereto as Exhibit "C" (the "Default Operating Agreement"). Each such operating agreement shall cover the Prospect Lands for the applicable Prospect. The parties acknowledge that for one or more of the Prospects, third parties may participate in the drilling of wells. Such parties may request changes in the applicable operating agreement. ZEI and FX agree to negotiate changes as may be requested in good faith. On one or more Prospects, ZEI may itself not wish to act as operator. In such event ZEI may designate a qualified third party to act as operator of the Prospect.

          In the event of any inconsistency or conflict between the terms and provisions of this Agreement and of the operating agreement covering any Prospect or other prospect developed hereunder, the terms and provisions of this Agreement shall prevail.

          c.   Notice to FX of Completion of Prospect Assembly and Development

          ZEI will notify FX when a Prospect's assembly and development is
          complete.   Subject to any applicable restrictions imposed in
          confidentiality agreements or license agreements, ZEI will make available to FX in ZEI's office all seismic materials, maps, geological reports leases, farmout agreements or other materials in its possession reasonably relevant to a decision to participate in the drilling of the Prospect test well and prospect. ZEI shall give FX access to ZEI's 3D work stations during normal business hours as necessary or appropriate to allow FX to evaluate 3D seismic data relevant to the prospect.

8.   PROSPECT EXPENSES
     -----------------

          a. Program expenses ("Prospect Expenses") are to be borne equally by ZEI and FX and include the following costs of preparing the Prospects for evaluation, development, and drilling:

               i. lease bonuses and brokerage for additional leases wholly or partly within the Prospect Lands;

               ii. delay or shut in rental payments on leases or interests acquired hereunder;

               iii. third party legal and professional expenses relating to the acquisition or maintenance of leases or farmouts;

               iv. any other third party expense reasonably incurred by ZEI in connection with the items enumerated under this Section or in Section 7;

               v.   engineering costs

               provided, however, if FX fails to pay the full amount of the Target Costs, FX shall bear a percentage of the Prospect Expenses equal to its FX Prospect Interest. FX shall have the opportunity to participate for a working interest in Prospect leases and farmouts equal to its FX Prospect Interest.

          b. Should FX fail to pay Prospect Expenses within thirty days of receipt of a billing therefor, and ZEI demand payment of such Prospect Expenses by written demand delivered by certified mail, return receipt requested, and FX not pay the delinquent Prospect Expenses within fifteen (15) days of receipt of the certified mail demand; then

               i.   FX shall have no liability for such Prospect Expenses;

               ii. FX shall be deemed to have declined to participate in the Prospect in question; and

               iii. FX shall promptly, upon request, quitclaim to ZEI any interest it has or might have in the Prospect in question.

9.   PROSPECT TEST WELL
     ------------------

     For a period of ninety days following ZEI's delivery of the notice provided in Section 7.c advising that a Prospect's assembly and development is complete, ZEI shall have the exclusive right to propose a well. Thereafter, either party may propose a well. The proposing party shall include the following information with its notice:

          a. the spud date scheduled for the initial test well on the Prospect, which shall not be less than 90 days from the date of notice (subject to rig availability) unless a farmout requirement or lease termination necessitates a shorter period;

          b.   the target formation;

          c. an AFE for the test well, with dry hole and completion costs shown;

          d. whether the well is recommended to be drilled on a turnkey, daywork, or footage basis;

          e.   an estimated economic evaluation of the Prospect; and

          f. the Default Operating Agreement for signature, revised to include the legal description of the Prospect in question.


10.  NON-PROPOSING PARTY'S ELECTION TO PARTICIPATE
     ---------------------------------------------

     Within 30 days of its receipt of the notice described in Section 9 above, the non-proposing party shall advise the proposing party of the working interest, if any, with which the non-proposing party will either take itself or sell to a third party. If the aggregate working interest for which the non-proposing party will either itself participate or sell to a third party is less than the working interest owned by the non-proposing party, the non-proposing party shall assign the balance of its working interest to proposing party or its designee. Such assignment shall be in the form of that attached hereto as Exhibit "D" (the "Assignment"). As provided in the Assignment, the non-proposing party will reserve a 2% of 8/8ths overriding royalty until payout, as therein defined, together with an option to convert said overriding royalty interest to a 20% of 8/8ths working interest at payout, both the overriding royalty and working interest to be proportionately reduced to reflect the working interest assigned.

     Any consideration received by a party for the sale or farming out of a portion of its working interest shall be solely for such party's account.

     Should a non-proposing party fail to assign its excess interest under the Assignment prior to ten days before the scheduled spud date, the excess interest will be drilled subject to the non-consent provisions of the Default Operating Agreement, which provides for a forfeiture of interest on Exploratory Operations, as defined therein.


11.  ZEI'S OBLIGATIONS
     -----------------

     Without further consideration, ZEI shall undertake the following:

          a. to provide all management and administration necessary to prepare the Prospects for drilling, as more fully described under Section 7.a;

          b. all bonding requirements necessary to maintain leases acquired pursuant hereto;

          c.   geophysical and geological evaluations of the Prospects; and

          d.   estimated economic evaluations of the Prospects.

     Notwithstanding the foregoing, FX shall reimburse ZEI for one-half the cost of bonding a Lease at the time ZEI delivers an assignment of an interest in the Lease to FX.

     ZEI shall have the sole authority to determine the specifications of acquiring, processing, and reprocessing seismic data and well logs. Further, ZEI has the option of performing all or partial sequencing of the seismic data or well log processing utilizing its own facilities.


12.  ACCOUNTING OF SEISMIC FUNDS
     ---------------------------

          a.   Segregated Account

          For ease of accounting, ZEI shall segregate the Seismic Funds into a separate account (the "Seismic Fund Account"). Such account shall be styled to put third parties on notice that the funds are held for the joint account of FX and ZEI. Except where impractical, all Seismic Costs shall be withdrawn directly from the Seismic Fund Account.

          b.   Accounting

          Not less than 45 days after the end of each calendar quarter, ZEI shall give FX a detailed accounting of all funds withdrawn from the Seismic Fund Account. ZEI shall furnish documentation supporting Seismic Fund expenditures to FX upon request.

          c.   Right to Audit

          FX shall have such rights of audit as are available to a non-operator under the Default Operating Agreement.

          d.   Internally Generated Statements

          Prior to the end of each month ZEI shall forward to FX internally prepared statements for the prior month showing revenues and expenses charged to the Seismic Fund Account.

          e.   Joint Signature Account

          Should the timing of Seismic Costs and payment of the Seismic Funds be such that the Seismic Fund Account would have in excess of $2,000,000 at one time, ZEI and FX shall jointly deposit the excess funds (i.e., those over $2,000,000) into a joint signature account.


13.  RECORD TITLE
     ------------

          a. ZEI shall obtain title to leases acquired pursuant hereto (the "Leases"). ZEI shall assign to FX its leasehold interest in a Lease utilizing the form of assignment provided herein. Such assignment shall be delivered after FX has paid all Prospect Expenses billed to it hereunder and:

               i.   a well is ready for drilling; or

               ii. front end costs have been paid to ZEI by a third party working interest owner, or

               iii. a farmout of the prospect has been signed.

          b. Each of ZEI and FX agree not to pledge, mortgage, or hypothecate any Lease without the consent of the other prior to the time a well is spudded on such Lease or a unit containing such Lease. Each of ZEI and FX further agree not to pledge, mortgage or hypothecate any seismic data obtained hereunder.


14.  AREA OF MUTUAL INTEREST
     -----------------------

     The parties hereby designate an Area of Mutual Interest ("AMI"). The AMI shall encompass the Initial Prospect Lands. Should ZEI acquire as a Seismic Cost data covering lands outside the Initial Prospect Lands, the AMI shall be deemed enlarged to cover all lands covered by such seismic data. Any interest taken by either party after May 16, 1996 and prior to May 15, 2001 in an oil and gas lease, exploration option, operating agreement, farm-in, deed coupled with mineral interest, or any similar agreement which creates or effects an interest in hydrocarbons in lands within the AMI (an "Interest"), or acquisition of a contractual right to acquire an Interest, shall be deemed taken for development under this agreement. The party acquiring an Interest shall, within thirty (30) days of the time of such acquisition, notify, in writing, the non-acquiring party. The notice shall describe the interest and set forth the terms of such acquisition, the consideration paid, any other acquisition costs, and other obligations assumed. The non-acquiring party will then have the right, within thirty (30) days of the receipt of such notice, to elect in writing to receive an assignment of one half (or, if smaller, its working interest ownership determined by the FX Prospect Interest, as applicable) of each such acquired Interest and the obligations connected therewith. If the non-acquiring party elects to take such an assignment, the non-acquiring party shall tender to the acquiring party, at the time it gives notice of its election, its share of the consideration and acquisition costs actually paid by the acquiring party, and in consideration thereof, shall receive an assignment of its share of the Interest with covenants of special warranty. The failure to make such election and to tender its share of the consideration and costs within such thirty (30) day period shall constitute a waiver of the non-acquiring party's right to receive such an interest. During such thirty (30) day notice period, the non-acquiring party shall have the right to inspect all leases, documents, title information, and contracts reflecting the interest to be acquired.


15.  SEISMIC DATA
     ------------

          a.  Licensed Data

               When licensing data for use in evaluation of the Prospects, ZEI shall endeavor to secure a joint license which would allow FX and ZEI to use the licensed data independently. However, if a joint license can be obtained only by the payment of an additional premium, ZEI shall license such data with only itself as the licensee.

          b.   Marketing of Proprietary Data

               ZEI will acquire proprietary seismic data in its prospect development program. Absent the agreement of both parties, such data shall not be marketed to third parties. FX shall own an interest in such seismic data equal to the FX Prospect Interest and ZEI the own the remaining interest in such data.

               Notwithstanding the ownership in the seismic data described above, if FX funds the entire seismic acquisition program contemplated hereunder, then until such time, if any, as proceeds from the sale or license of proprietary seismic data equal Seismic Funds advanced by FX, FX shall receive all proceeds from any license or sale of proprietary seismic data. After such proceeds equal the Seismic Funds advanced by FX, any further proceeds shall be shared equally by ZEI and FX.


16.  GENERAL PROVISIONS
     ------------------

          a.  Additional Documents

               The parties agree to execute such further documents as may be necessary or appropriate to more fully reflect the agreements and understandings reflected herein.

          b.  Amendment.

               This Agreement may be amended only by an instrument signed by the party against whom such amendment is sought to be enforced.

          c.  Arbitration.

               Subject to any restriction imposed by law on agreements for compulsory arbitration, the parties agree that any controversy or dispute arising out of, in connection with, or related to this Agreement, any provision or breach thereof, or any transaction contemplated hereby shall be submitted to and settled by binding and conclusive arbitration before a panel of three (3) arbitrators in Houston, Texas in accordance with the applicable rules of the American Arbitration Association (or any other form of arbitration agreed to by the parties) then in effect; provided, however, that only actual damages and attorney fees of the prevailing party reasonably incurred in connection with the arbitration proceeding shall be awarded in connection therewith. Judgment on any award rendered pursuant to any such arbitration proceeding may be entered in any court, Federal or state, having jurisdiction thereof, and the parties shall be deemed to have waived their right to any form of appeal of such award to the extent permitted by law.

          d.  Assignment

               This agreement may be assigned in whole or part by FX with the approval of ZEI, which approval shall not be unreasonably denied.

          e.  Successors and Assigns.

               Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

          f.  Consequential Damages.

               Neither party hereto shall be liable to the other for special, indirect, consequential or incidental damages resulting from or arising out of this Agreement or the obligations contemplated hereunder, including, but not limited to, loss of production, loss of anticipated profits or business interruptions, however same may be caused.

          g.  Contractual Liabilities

               Should ZEI incur a contractual liability to a third party in performing its undertakings hereunder, such contractual liability shall be treated as a Prospect Expense. Should ZEI incur a tort liability to a third party in performing its undertakings hereunder, and such liability be a result of gross negligence or willful malfeasance, such liability, and all attorneys fees and expenses relating thereto, shall be solely for ZEI's account. Should ZEI incur a tort liability to a third party in performing its undertakings hereunder, and such liability not be a result of gross negligence or willful malfeasance, such liability, and all attorneys fees and expenses relating thereto, shall be borne equally by FX (or its assigns) and ZEI.

          h.  Counterparts.

               This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

          i. WAIVER OF CONSUMER RIGHTS
             -------------------------

               (Texas Deceptive Trade Practices Act)

               It is the belief of the parties that this agreement is exempt from the provisions of the Texas Deceptive Trade Practices-Consumer Protection Act (the "Act"). Should, however, the Act be construed to not exempt this transaction, the following waiver shall apply. For the purpose of the following waiver, ZEI is deemed the Seller and FX the Purchaser:

          PURCHASER REPRESENTS AND STIPULATES TO SELLER THAT:

          (I) THE PURCHASER IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION;

          (II) THE PURCHASER IS REPRESENTED BY LEGAL COUNSEL IN SEEKING OR ACQUIRING THE GOODS OR SERVICES WHICH IT ACQUIRES UNDER THIS AGREEMENT; AND

          (III) CONSUMER'S LEGAL COUNSEL WAS NOT DIRECTLY OR INDIRECTLY IDENTIFIED, SUGGESTED, OR SELECTED BY SELLER OF AN AGENT OF THE SELLER.

          (IV) I (THE PURCHASER) WAIVE MY RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF MY OWN SELECTION, I VOLUNTARILY CONSENT TO THIS WAIVER."

           j.   Due Authorization.

                Each party hereto represents that the execution, delivery and performance of this Agreement by such party has been duly authorized by all necessary corporate action.

           k.   Entire Agreement.

               This Agreement, including the schedules and exhibits hereto constitutes the entire Agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereto.

          l.  Force Majeure

               In the event that any party is rendered unable, in whole or in part, by force majeure to carry out its obligations under this Agreement (other than the obligation to make payments of money due), upon such party giving notice and reasonably full particulars of such force majeure in writing to the other party within a reasonable time after the occurrence of the cause relied upon, the obligations of the party giving such notice, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period; and the cause of the force majeure as far as possible shall be remedied with all reasonable dispatch.
          The term "force majeure" as employed herein shall mean an act of God, strike, lockout or other industrial disturbance, war, blockade, riot, lightning, fire, storm, flood, explosion, governmental restraint and any other cause whether of the kind herein enumerated, or otherwise, not reasonably within the control of the party claiming suspension. The settlement of strikes, lockouts and other labor difficulties shall be entirely within the discretion of the party having the difficulty. The above requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of labor difficulties by acceding to the demands of opponents therein when such course is inadvisable in the discretion of the party having the difficulty.

          m.  Governing Law

               Except as otherwise required by mandatory provisions of applicable law, this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflicts of law.

          n.  Headings.

               Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

          o.  Relationship of the parties

               The parties to this Agreement are independent contractors. There is no relationship of agency, partnership, joint venture, employment, or franchise between the parties in any way. Neither party nor its employees has the authority to bind or commit the other party in any way or to incur any obligation on its behalf.

          p.  Notices

               Any notice or report herein required or permitted to be given shall be addressed to the parties as follows:

          If to FX:

          FX Energy, Inc.
          237 Park Avenue, Suite 2100
          New York, NY  10017

          Tel: 212 551 3550
          Fax: 212 490 0131

          If to ZEI:

          Zydeco Exploration, Inc.
          Suite 1160
          333 North Sam Houston Parkway East
          Houston, Texas 77060-2403

          Tel: 713 820 2481
          Fax: 713 820 6054

               Any notice required to be given hereunder shall be sufficient if in writing, and sent by nationally recognized overnight courier service, hand delivery, telecopy or registered mail (return receipt requested and first-class postage prepaid), addressed to the address first set forth above for each party (or to such other address as any party shall specify by written notice so given), and shall be deemed to have been delivered as of the date sent.

          q.  Performance Standards

               In performing their duties or exercising their rights hereunder, one party shall be liable to the other only for gross negligence or willful malfeasance. It is not the intent that either party have a fiduciary obligation to the other, any such obligation being expressly waived and disclaimed.

          r.  Severability

               If any part of this Agreement is found invalid or unenforceable, that part will be amended to achieve as nearly as possible the same economic effect as the original provision and the remainder of this Agreement will remain in full force.

          s.  Statute of limitations.

               No action arising under this Agreement may be brought at any time more than thirty six (36) months after discovery or acquisition of knowledge of the facts upon which the cause of action is based occurred.

          t.  Tax Matters

               As to all operations hereunder, the parties hereto shall be subject to and shall comply and abide with the tax election provisions set out in Exhibit "E" attached hereto and made a part hereof for all purposes.

          u.  Third Party Beneficiary.

               This Agreement is not intended to benefit or to create any obligations to, or rights in respect of, any persons other than the parties hereto, and their respective legal representatives, heirs or estates.

          v.  Time

               Time is of the essence in all matters pertaining to this Agreement.

          w.  Titles

               The parties acknowledge that the determination of adequate or marketable title to Louisiana lands and leases is, to a great extent, subjective. As to any option, permit, or land or lease acquired hereunder, ZEI shall make all title materials in its possession available to FX upon request. ZEI makes no warranty or representation that the title of any party granting any option, permit, land or lease hereunder is adequate, good, or marketable. Further, ZEI shall have no liability to FX of any nature upon the total or partial failure of title to any option, permit, land or lease acquired hereunder.

     IN WITNESS WHEREOF, this Exploration Agreement is executed as of the date first above written.

                              ZYDECO EXPLORATION, INC.


                              By:  /s/ Sam Myers
                                   ----------------------------------
                                    Sam Myers, President


                              FX ENERGY, INC.



                              By:   /s/ William D. Forster
                                    ---------------------------------
                              Its:  President

                                  EXHIBIT "B"

                             INITIAL PROSPECT LANDS

                                  EXHIBIT "D"

                    PARTIAL ASSIGNMENT OF OIL AND GAS LEASE


STATE OF LOUISIANA            (S)

PARISH OF _______________     (S)

          This Assignment, from _______________, a __________ corporation whose address is ____________________________ (hereinafter called "Assignor") to ____________________, a _______ corporation whose address is
_______________________ (hereinafter called "Assignee");

          Assignor, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby SELL, TRANSFER, ASSIGN, SET OVER AND CONVEY unto Assignee, subject to the terms and provisions set forth herein, an undivided _______________ interest in and to the Oil and Gas Lease (the "Lease") described below:

                              [Lease Description]

          ASSIGNOR hereby reserves unto itself, its successors and assigns, and saves and excepts from this assignment an undivided 2% of 8/8ths overriding royalty interest in all oil, gas or other hydrocarbons or minerals produced, saved, and sold from the lands subject to the Lease. Such reserved overriding royalty (the "Overriding Royalty") is subject to the following terms and conditions:

               (a) The Overriding Royalty shall be free and clear of all cost and expense of production.

               (b) The Overriding Royalty shall be paid at the same time as provided for payment of royalties under the Lease.

               (c) The Overriding Royalty may be pooled and unitized with other lands and leases without the consent or joinder of the owner or owners of said overriding royalty.

               (d) The Overriding Royalty is based on the assumption that the Lease covers the full and entire mineral interest in the lands described therein. In the event that it shall be found that the Lease covers less than the entirety of the minerals in said lands, the Overriding Royalty shall be reduced proportionately.

               (e) To the extent that Assignor is assigning less than 100% of the working interest in the Lease, the Overriding Royalty shall be reduced proportionately.

               (f) The Overriding Royalty shall not apply to nor be payable upon oil, gas or other hydrocarbons used for recycling, repressuring or similar operations benefiting the Lease or any portion thereof or other lands and leases pooled therewith or unavoidably lost. If the Lease provides that shut-in gas payments shall be made as royalty rather than as rental, Assignor shall not be entitled to any such royalty interest.

               (g) "Project Payout" as used herein, is the first day of the next calendar month at the point when the net value of the total production from or attributable to the Lease (i.e., the gross income from such production, less operating expenses, lease royalties, production and/or other applicable taxes unless reimbursed to Assignee by the purchaser of such production, and less the hereinabove reserved overriding royalty to be paid by Assignee to Assignor) equals the total costs of drilling, testing and completing all Lease wells for production, including but not limited to costs associated with each well's separator, line heater, dehydrator, measuring equipment, flowlines, and facilities located on the Lands and utilized with such Lease production, and other equipment individually associated with Lease wells and not part of a processing plant or an existing central tank battery. Gross income shall include any prepayment from a purchaser. Total costs shall not include any costs associated with any facility which services, or is designed to service, in whole or part, off lease production.

     Upon Project Payout, Assignor shall have the option (the "Option") to convert all of the Overriding Royalty into an undivided twenty percent (20%) working interest in the Lease proportionately reduced to reflect that Assignor is converting less than a 2% of 8/8ths overriding royalty, together with a like interest in all personal property and equipment on the Lease lands (including platforms and pipelines to the extent then owned by Assignee) used or obtained in connection with wells located thereon. At such time as Project Payout occurs, Assignee shall so notify Assignor. Notification shall be by certified mail, return receipt requested, as well as by telecopy. Assignor shall have thirty (30) days in which to exercise the Option. If Assignor exercises the Option, Assignee shall assign to Assignor the described working interest. Such assignment shall be effective as of the first day of the month next following the time in which Project Payout has occurred. The assignment shall be with warranty of title by, through and under the assignor, but not otherwise.

     This Assignment is made by Assignor and accepted by Assignee subject to the following:

               a. the terms, provisions and conditions of the Lease and any limitation on or contained in the Lease;

               b. the terms, conditions and burdens imposed by or contained in instruments appearing in Assignor's chain of title, or appearing in instruments referenced in instruments appearing in Assignor's chain of title, or amendments thereto; and

               c. the term, obligations, and burdens contained in that certain Agreement between Assignor and Assignee dated ____________ (the "Agreement"). Should the terms of this Assignment conflict with the terms of the Agreement, the terms of the Agreement shall control.

     TO HAVE AND TO HOLD the Lease unto Assignee, its successors and assigns forever. This Assignment is given without warranty, express or implied, except for a limited warranty by Assignor that Assignor has not previously conveyed or encumbered or agreed to convey or encumber the Lease in favor of any other party.

     With respect to the Overriding Royalty reserved by Assignor, Assignee shall, upon request, furnish Assignor with monthly reports showing the number of producing wells and producing days, lease stocks and runs.

     The terms and conditions of this Assignment shall extend to and be binding upon the successors and assigns of the parties.

     The covenants, obligations and agreements contained herein shall be construed as covenants running with the land.

     This assignment is made effective ____________.

     IN WITNESS WHEREOF, the parties have executed this instrument on the dates acknowledged below.

WITNESSES                         ASSIGNOR:



Name:  _______________________
       Witness
                                  By:
                                  Its:

Name:  _______________________
       Witness



WITNESSES                         ASSIGNEE:



Name:  _______________________
       Witness                    By:
                                  Its:


Name:  _______________________
       Witness

State of                 (S)
                         (S)
County of                (S)

     On this ___  day of ________, 199_, before me appeared ______________, to me personally known, who, being by me duly sworn, did say that he is the _____ president, of FX Energy, Inc., a Delaware corporation, and that said instrument was signed and sealed on behalf of said corporation, and said appearer acknowledged that he executed the same as the free act and deed of said corporation.

     IN WITNESS WHEREOF, I have hereunto set my official hand and seal on the date hereinabove written.
                                 ___________________________________
                                      Notary Public in and for
     [SEAL]                           the State of


My Commission Expires:_______________

State of Texas       (S)
                     (S)
County of Harris     (S)

     On this ___ day of ________, 199_, before me appeared Stephen W. Knecht, to me personally known, who, being by me duly sworn, did say that he is the Vice President, of ZYDECO EXPLORATION, INC., a Texas corporation, and that said instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors, and said appearer acknowledged that he executed the same as the free act and deed of said corporation.

     IN WITNESS WHEREOF, I have hereunto set my official hand and seal on the date hereinabove written.

                                     ___________________________________
                                     Notary Public in and for
     [SEAL]                          the State of Texas


My Commission Expires:_______________

                                  EXHIBIT "D"

                           TAX PARTNERSHIP PROVISIONS
                           --------------------------


1.   RELATIONSHIP OF THE PARTIES.

     This agreement shall not create any mining partnership, commercial partnership or other partnership relations or joint venture, and the liabilities of each of the Parties hereto shall be several and not joint. However, solely for the United States federal income tax purposes, this Agreement shall be considered as a partnership, but such relationship shall not be a partnership to any other extent or for any other purposes.

2.   ELECTION TO REMAIN WITHIN SUBCHAPTER K.

     Notwithstanding anything to the contrary herein or in the Operating Agreement (the "Operating Agreement") to which this is also to be considered an Exhibit, the Parties hereto agree with respect to all operations conducted hereunder:

     Each Party, now having or hereinafter acquiring an interest under this Agreement, agrees not to elect to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended (the "Code"), and each party agrees to join in the execution of such additional documents and elections as may be required by the Internal Revenue Service in order to effectuate the foregoing. In addition, if the income tax laws of any state in which the Parties conduct operations pursuant to the terms of this Exhibit or the Operating Agreement, contain provisions similar to those contained in Subchapter R of Chapter 1 of Subtitle A of the Code, the Parties hereby agree not to elect to be excluded from the application of such provisions.

3.   INCOME TAX COMPLIANCE AND CAPITAL ACCOUNTS.

     The Operator shall prepare and file all federal and state partnership income tax returns. In preparing such returns Operator shall use its best efforts and in doing so shall incur no liability to any other Party with regard to such returns. Not less than two weeks prior to the due date (including extensions) Operator shall submit to each Party a copy of the return as proposed for review.

     The Operator shall establish and maintain fair market ("FMV") capital accounts and tax basis capital accounts for each Party. Operator shall submit to each Party, along with a copy of any proposed partnership income tax return, an accounting of its respective capital accounts as of the end of the tax return period.

     Each Party agrees to furnish to Operator not later than 30 days before the return due date (including extensions) such information relating to the operations conducted under this Agreement as may be required for the proper preparation of such returns and capital accounts.

4.   TAX MATTERS PARTNER.

     4.1 Operator is Tax Matters Partner. Operator is designated tax matters partner ("TMP") as defined in Internal Revenue Code (Code) Section 6231 (a)
     (7). In the event of any change in Operator, the Party serving as TMP for a given taxable year shall continue as TMP with respect to all matters concerning such year. The TMP and other Parties shall use their beat efforts to comply with the responsibilities outlined in this Section and in Code Sections 6222 through 6233 and 6050(K) (including any Treasury Regulations promulgated thereunder) and in doing so shall incur no liability to any other Party. Notwithstanding TMP's obligation to use its best efforts in the fulfillment of its responsibilities, TMP shall not be required to incur any expenses for the preparation for, or pursuance of administrative, or judicial proceedings, unless the Parties agree on a method for sharing such expenses.

     4.2 Information Request by TMP. The Parties shall furnish TMP within two weeks from the receipt of the request with such information including information[ specified in Code Sections 6230(e) and 6050(K)] as TMP may reasonably request to permit it to provide the Internal Revenue Service with sufficient information for purposes of Code Sections 6230(e) and 6050(K).

     4.3 TMP Agreements with IRS. The TMP shall not agree to any extension of the statue of limitations for making assessments on behalf of any other Party without first obtaining the written consent of that Party. The TMP shall not bind any other Party to a settlement agreement in tax audits without obtaining the concurrence of any such Party.

          Any such Party who enters into a settlement agreement with the Secretary of the Treasury with respect to any partnership items, as defined by Code Section 6231(a)(3), shall notify the other Parties of such settlement agreement and its terms within 90 days from the date of settlement.

     4.4 Inconsistent Treatment of Partnership Item. If any party intends to file a notice of inconsistent treatment under code Section 6222(b), such Party shall, prior to filing such notice, notify the TMP of such intent and the manner in which the Party's intended treatment of a partnership item is (or may be) inconsistent with the treatment of that item by the partnership. Within one week of receipt, the TMP shall remit copies of such notification to other Parties to the Partnership. If an inconsistency notice is filed solely because of the

     Party not having received a Schedule K-1 in time for filing of its income tax return, the TMP need not be notified.

     4.5 Request for Administrative Adjustment. No Party shall file a request pursuant to Code section 6227 for an administrative adjustment of partnership items for any Partnership taxable year without first notifying all other Parties. If all other Parties agree with the requested adjustment, the TMP shall file the request for administrative adjustment on behalf of the Partnership. If unanimous consent is not obtained within 30 days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Party, including the TMP, may file a request for administrative adjustment on its own behalf.

     4.6 Judicial Proceedings. Any Party intending to file a petition under Code Sections 6226, 6228, or any other Code Section with respect to any partnership item, or other tax matters involving the Partnership, shall notify the other Parties of such intention and the nature of the contemplated proceedings. In the case where the TMP is the Party intending to file such petition, such notice shall be given within a reasonable time to allow the other Parties to participate in the choosing of the forum, then the appropriate forum shall be decided by majority vote. Each Party shall have a vote in accordance with its percentage interest in the Partnership for the year under audit. If a majority cannot agree, the TMP shall choose the forum. If a Party intends to seek review of any court decision rendered as a result of such a proceeding, such Party shall notify the other Parties.

     4.7 Windfall Profit Tax. The parties agree to take appropriate action under Code Section 6232(c) and any Treasury Regulations thereunder to assure that items required to compute the Windfall Profit Tax as imposed by Chapter 45 of the Code not be treated as partnership items.

5.   ELECTIONS.

     5.1 General Elections. For both income tax return and capital account purposes, the Partnership shall elect (a) to deduct currently intangible drilling and development costs ("IDC"), (b) to use maximum allowable accelerated tax method and the shortest permissible tax life for depreciation purposes, (c) to use the accrual method of accounting, (d) to report income on a calendar year basis or other "required" year-end in accordance with the regulations under Code Section 706(b), and (e) dispositions of depreciable assets be accounted for under the General Asset account method to the extent permitted by Code Section 168(i)(4).

     5.2 Depletion. Solely for FMV capital account purposes, depletion shall be calculated by using simulated percentage depletion within the meaning of the Treasury Regulation Section 1.704-l(b)(2)(iv)(2).

     5.3 Other Elections. Any other elections must be approved by the affirmative vote of two (2) or more Parties owning a majority interest based on the post payout ownership as shown in Exhibit "A".

6.   CAPITAL CONTRIBUTIONS AND FMV CAPITAL ACCOUNTS.

     6.1 Capital Contributions. The respective capital contributions of each party to the Partnership shall be (a) each Party's interest in the oil and gas leases committed to the Partnership, and all properties associated with the leases, and (b) all amounts paid by each Party in connection with acquisition, exploration, development and operation of the leases and all other costs characterized as contributions or expenses borne by such Party under this Partnership. The contribution of the leases and other properties committed to this Partnership shall be made by each Party's agreement to hold legal title to its interest in such leases or any other properties as nominee for this Partnership.

     6.2 FMV Capital Accounts. The FMV capital accounts shall be increased and decreased as follows:

          (a) The FMV capital accounts shall be increased by: (i) the amount of money and the fair market value of any property contributed by each Party, respectively, to the Partnership (net of liabilities assumed by the partnership or to which the contributed property is subject); (ii) that Party is Sec. 7.1 allocated share of Partnership income and gains, or items thereof; (iii) any basis increases required by Code Sections 48(q) and 1016(a)(22); and
               (iv) that Party's share of Code Section 705(a)(1)(8) and (C)
               items.

          (b) The FMV capital accounts shall be decreased by: (i) the amount of money and the fair market value of property distributed to each Party (net of liabilities assumed by such Party which the property is subject); (ii) that Party is Sec. 7.1 allocated share of Partnership loss and deductions, or items thereof; (iii) any basis decreases required by Code Sections 48(q) and 1016(a)(22); and (iv) that Party is share of Code Section 705 (a)(2)(B) items and Code Section 709 non-deductible and non-amortizable items.

     "Fair Market Value" when it applies to property contributed by a Party to the Partnership, shall be assumed to equal the adjusted basis, as defined in Code

     Section 1011, of that property unless the Parties agree otherwise in a separate written agreement.

7.   PARTNERSHIP ALLOCATIONS.

     7.1 FMV Capital Account Allocations. Each item of income, gain, loss or deduction shall be allocated to each Party as follows:

          (a) Actual or deemed income from the sale, exchange, distribution or other disposition of production shall be allocated to the Party entitled to such production or the proceeds from the sale of such production. In the event that deemed income arising from the inkind distribution of production equals that fair market value of the production distributed to a Party, the Parties recognize that the corresponding adjustments would be a net zero adjustment and accordingly, may be omitted from the FMV capital accounts;

          (b) Exploration cost, IDC, operating and maintenance costs shall be allocated to each Party in accordance with its respective contribution to such cost;

          (c) Depreciation shall be allocated to each Party in accordance with its contribution to the FMV capital account adjusted basis of the underlying asset;

          (d) Simulated depletion shall be allocated to each Party in accordance with its FMV capital account adjusted basis in each oil and gas property;

          (e) Loss (or simulated logs) upon the sale, exchange, distribution, abandonment or other disposition of depreciable or depletable property, shall be allocated to the Parties in the ratio of their respective FMV capital account adjusted basis in the depreciable or depletable property;

          (f) Gain (or simulated gain) upon the sale, exchange, distribution or other disposition of depreciable or depletable property, shall be allocated to the Parties so that the FMV capital account balances of the Parties, with respect to such property, will most closely reflect their respective percentages or fractional interest under the Agreement;

          (g) Costs or expenses of any kind shall be allocated to and accounted for by each Party in accordance with its respective contribution to such costs or expenses; and,

          (h) Any other income item shall be allocated to the Parties in accordance with the allocation of realization.

     7.2  Tax Returns and Tax Basis Capital Account Allocations
          -----------------------------------------------------

          (a) Unless otherwise expressly provided herein the allocations of Partnership items of income, gain, loss or deduction for tax return and tax basis capital account purposes shall be the same as those contained in Section 7.1

          (b) If all the Parties consent, any money or an undivided interest in each and every property shall be distributed to one or more Parties as necessary for the purpose of balancing the FMV capital accounts:

          (c) Unless (b) above applies, an undivided interest in each and every property shall be distributed to one or more Parties in accordance with the ratios of their FMV capital accounts:

          (d) If a property is to be valued under (a) above or distributed pursuant to (b) or (c) above, the fair market value of the property shall be agreed to by the parties. In the event all of the parties do not reach agreement as to the fair market value of property, the Operator shall cause a nationally recognized independent engineering firm to prepare an evaluation of fair market value of such property.

     8.4 Final Distribution. Third, after the FMV capital accounts of the Parties have been adjusted, pursuant to Sec. 8.3 above, all other or remaining property and interest then held by the Partnership shall be distributed to the Parties in accordance with their FMV capital account balances.

9.   TRANSFERS, SURVIVORSHIP AND CORRESPONDENCE.

     9.1 Transfers. These Partnership provisions shall inure to the benefit of and be binding upon the Parties hereto and their successors and assigns. The Parties agree that if any one of them makes a sale or assignment of its interest under this Agreement such sale or assignment will be structured, if possible, so as not to cause a termination under Code Section 708(b)(1)(B).

     9.2 Survivorship. Any Termination of the Agreement shall not affect the continuing application of the Tax Partnership provisions as necessary for the termination and liquidation of the Tax Partnership.

     9.3 Correspondence. All correspondence relating to the preparation and filing of the Partnership's income tax return and capital accounts shall be forwarded to the Tax Manager of the TMP at the address provided in the Operating Agreement-1.

                                       7